Pruco Life Insurance Company
213 Washington Street, Newark, NJ 07102
A Prudential Company

Insured  JOHN DOE                                                                                                     XX XXX XXX   Policy Number

OCT  1, 2013  Contract Date

Agency  R-NK 1

Flexible Premium Variable Universal Life Insurance Policy.   Insurance payable only upon death.   Cash values reflect premium  payments,  investment  results,  any interest  credited  to the fixed investment  options,  any persistency  credit added, and charges.  Non-Participating.

We will promptly pay the beneficiary the death benefit described under the Death Benefit provision of this contract if we receive due proof that the Insured died.  We make this promise subject to all the provisions of this contract.

The amount and duration of the death benefit may be fixed or variable, depending on the payment of premiums,  the investment experience of the variable investment options, any interest credited to the fixed investment options, any persistency credit added and the charges made.  (See Death Benefit Provisions.)

The cash value may increase or decrease daily, depending on the payment of premiums, the investment experience of the variable investment options, any interest credited to the fixed investment options, any persistency credit added, and the charges made.  There is no guaranteed minimum cash value.

If there is ever a question about this contract, please see a Pruco Life Insurance Company representative or contact one of our offices.

Right to Cancel Contract.- You may return this contract to us within 10 days after you receive it. (If the purchase of this contract is a replacement under state law, this duration will be extended to the period required by such law, but not to exceed 30 days.)  All you have to do is take the contract or mail it to one of our offices or the representative who sold it to you.  It will be cancelled and we will return your money in accordance with applicable law.

Signed for Pruco Life Insurance Company, an Arizona Corporation.

Secretary                                                               President

PLEASE READ YOUR POLICY CAREFULLY; it is a legal contract between you and Pruco Life Insurance Company.

VUL-2013

GUIDE TO CONTENTS

Page

Contract Data                                                                                                                                                                                                                                                                                                                                                                                  3

Insured's Information; Rating Class; Basic Contract Information; Type of Death Benefit; Life Insurance on the Insured; Minimum Initial Premium; Contract Limitations; Other Benefits (if applicable); Adjustments to Premium Payments: Adjustments to the Contract Fund; Monthly Deductions from the Contract Fund for Other Benefits (if applicable); Schedule of Maximum Surrender Charges; Variable Investment Options; Fixed Interest Rate Investment Option; Initial Allocation of Invested Premium Amounts

Tables                                                                                                                                                                                                                                                                                                                                                                                                4

Segment Table; Table Of No-Lapse Guarantee Values; Table Of Maximum Monthly Insurance Rates Per $1000 of Net

Amount At Risk; Table Of Attained Age Factors

Definitions                                                                                                                                                                                                                                                                                                                                                                                        5

The Contract                                                                                                                                                                                                                                                                                                                                                                                    5

Entire Contract; Contract Modifications; Incontestability

Ownership                                                                                                                                                                                                                                                                                                                                                                                         6

Death Benefit Provisions                                                                                                                                                                                                                                                                                                                                                                6

Death Benefit; Additional Death Benefits; Method of Payment; Suicide Exclusion; Interest on Death Benefit

Change in Basic Insurance Amount                                                                                                                                                                                                                                                                                                                                            7

Surrender Charge on Decreases

Cost of Insurance                                                                                                                                                                                                                                                                                                                                                                             9

Changing The Type Of Death Benefit                                                                                                                                                                                                                                                                                                                                          9

Beneficiary                                                                                                                                                                                                                                                                                                                                                                                       10

Premium Payment                                                                                                                                                                                                                                                                                                                                                                           11

Payment of Premiums; Invested Premium Amount; Crediting the Initial Premium Payment; Allocations

Contract Fund                                                                                                                                                                                                                                                                                                                                                                                  12

Cash Value; Net Cash Value; Net Amount at Risk

Default                                                                                                                                                                                                                                                                                                                                                                                               12

Excess Contract Debt Default; Cash Value Default; Notice of Default

Persistency Credit                                                                                                                                                                                                                                                                                                                                                                          12

Allocation of Persistency Credit

No-Lapse Guarantee                                                                                                                                                                                                                                                                                                                                                                       13

Reinstatement                                                                                                                                                                                                                                                                                                                                                                                  14

Separate Account                                                                                                                                                                                                                                                                                                                                                                                 15

Separate Account; Variable Investment Options; Separate Account Investments

Fixed Investments                                                                                                                                                                                                                                                                                                                                                                            15

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Page

Transfers                                                                                                                                                                                                                                                                                                                                                                                   16

Surrender                                                                                                                                                                                                                                                                                                                                                                                 16

Withdrawals                                                                                                                                                                                                                                                                                                                                                                            17

Effect on Contract Fund; Effect on Basic Insurance Amount

Loans                                                                                                                                                                                                                                                                                                                                                                                        18

Loan Value; Contract Debt; Loan Requirements; Interest Charge; Preferred Loans; Effect on Contract Fund

General Provisions                                                                                                                                                                                                                                                                                                                                                                  19

Annual Report; Payment of Death Claim; Currency; Misstatement of Age or Sex; Assignment; Change in Plan; Factors

Subject To Change; Non-Participating; Applicable Tax Law; Age 121

Basis of Computation                                                                                                                                                                                                                                                                                                                                                              20

Mortality Basis and Interest Rate; Minimum Legal Values

Settlement Options                                                                                                                                                                                                                                                                                                                                                                            21

Options Described; Interest Rate

Settlement Options Tables                                                                                                                                                                                                                                                                                                                                                    22

A copy of the application and any riders or endorsements can be found at the end of the contract.

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DEFINITIONS

We, our, us and Pruco Life.- Pruco Life Insurance Company.

You and your.- The owner(s) of the contract.

Insured.- The person named as the Insured on the first page.  He or she need not be the owner.

SEC.- The Securities and Exchange Commission.

Issue Date.- The contract date shown on the first page.

Anniversary or contract anniversary.-The same day and month as the contract date in each later year.

Contract Year.- A year that starts on the contract date or on an anniversary.

Monthly Date.- The contract date and the same day as the contract date in each later month.

Contract Month.- A month that starts on a monthly date.

Target  Year.-  A  year  beginning  on  the  effective  date  of  a  basic  insurance  amount  segment  (see

Segment Table) and on the same day and month in a later year.

THE CONTRACT

Entire Contract
This policy and any attached copy of an application, including an application requesting a change, form the entire contract.   We assume that all statements in an application are made to the best of the knowledge and belief of the person(s) who make them; in the absence of fraud, they are deemed to be representations and not warranties.  We rely on those statements when we issue the contract and when we change it.  We will not use any statement, unless made in an application, to try to void the contract, to contest a change, or to deny a claim.

Contract Modifications	Only a Pruco Life officer with the rank or title of vice president may agree to modify this contract, and then only in writing.

Incontestability
Except as we state in the next sentence, we will not contest this contract after it has been in force during the Insured's lifetime for two years from the issue date.   The exceptions are: (1) non-payment  of enough premium to pay the required charges; and (2) any change in the contract that requires our approval and that would increase our liability.  For any such change, we will not contest the change after it has been in effect for two years during the lifetime of the Insured.

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OWNERSHIP

Unless a different  owner is named in the application,  the owner of the contract is the Insured.   If a different owner is named, we will show that owner in an endorsement to the contract. This ownership arrangement will remain in effect unless you ask us to change it.

You may change the ownership of the contract by sending us a request in a form that meets our needs. We may ask you to send us the contract to be endorsed. If we receive your request in a form that meets our needs, and the contract if we ask for it, we will file and record the change, and it will take effect as of the date you signed the request.

While the Insured is living, the owner alone is entitled to any contract benefit and value, and to the exercise of any right and privilege granted by the contract or by us.

DEATH BENEFIT PROVISIONS

We will pay a benefit to the beneficiary at the Insured's death if this contract is in force at the time of that death; that is, if it has not been surrendered and it is not in default past the grace period.

If the contract is not in default, the amount we will pay will be the death benefit determined as of the date of the Insured's death reduced by any contract debt (described under Loans).

If the contract is in default, and the Insured's death occurs in the grace period (described under Default), we will pay the death benefit reduced by any contract  debt and the amount needed to pay charges through the date of death.

If the Insured's death occurs past the grace period, no death benefit is payable.

Death Benefit	This contract has a Type A or Type B death benefit. We show the type of death benefit that applies to this contract under Type of Death Benefit.

If this contract has a Type A death benefit, the death benefit on any date is equal to the greater of: (1) the basic insurance amount, and (2) the contract fund before deduction of any monthly charges due on that date, multiplied by the attained age factor that applies.

If this contract has a Type B death benefit, the death benefit on any date is equal to the greater of: (1) the basic insurance amount plus the contract fund before deduction of any monthly charges due on that date, and (2) the contract fund before deduction of any monthly charges due on that date, multiplied by the attained age factor that applies.

For the purpose of computing the death benefit, if the contract fund is less than zero we will consider it to be zero. Your basic insurance amount and attained age factors are shown in the contract data pages.

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Additional Death                This contract may provide additional benefits, which may be payable on an Insured's death.  If it does, they
    Benefits                                will be listed on a contract data page, and a form describing the benefit will be included in this contract.

Any such benefit will be payable only if the contract is not in default past the grace period at the time of the death.

Method of Payment	You may choose to have any death benefit paid in a single sum or under one of the optional modes of settlement shown in the Settlement Options provision.

Suicide Exclusion	If the Insured, whether sane or insane, dies by suicide within two years from the Issue Date, this contract will end and we will return the premiums paid.

The following statement applies only with respect to an increase in the basic insurance amount resulting from a request you make in accordance with the Change In Insurance Amount provision of this contract. If the Insured, whether sane or insane, dies by suicide after two years from the issue date but within two years of the effective date of an increase in the basic insurance amount, we will pay, as to the increase in amount, no more than the sum of the premiums paid on and after the effective date of the increase.

Interest on Death               Any death  benefit  described  above  will  be credited  with  interest.  The amount  will  be the greater  of:

Benefit	(1) interest calculated in accordance with applicable laws, and (2) interest calculated from the date of death at a rate declared by Pruco Life.

CHANGE IN BASIC INSURANCE AMOUNT

You may change  the basic insurance  amount,  subject  to our approval  and all these conditions  and the paragraphs that follow:

1. You must ask for the change in a form that meets our needs.

2. The change must be one permitted by our current underwriting rules.

3.	The amount of an increase or decrease must be at least equal to the minimum increase or decrease in basic insurance amount shown under Contract Limitations in the contract data pages.

4.	The basic insurance amount after a decrease must be at least equal to the minimum basic insurance amount shown under Contract Limitations in the contract data pages.

5. If we ask you to do so, you must send us the contract to be endorsed.

6. You must prove to us that the Insured is insurable for any increase.

7. The contract must not be in default.

8.	We may deny any increase if it would cause the number of segments shown in the Segment Table in the data pages to exceed ninety-nine.

9.  We will not permit an increase before the first contract anniversary.

10.
You may not decrease the basic insurance amount if any surrender charge on the decrease exceeds the amount in your contract fund less the administrative charge (shown under Adjustments to the Contract Fund) for the decrease.

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Surrender Charge on       We may impose a partial surrender  charge if you decrease the basic insurance  amount. We describe

Decreases	the method we use to determine the maximum partial surrender charge we will deduct from the contract fund below.

If there is only one segment (see Segment Table), we will reduce that segment's basic insurance amount by the amount of the decrease.  If there is more than one segment, we will decrease the basic insurance amount of each segment based on the proportion of its basic insurance amount to the total of all basic insurance segment amounts in effect just before the change.

For any segment incurring a decrease in the basic insurance amount to an amount equal to or greater than the Surrender  Charge  Threshold  shown  in the Segment  Table,  we will not impose  a surrender charge. For any segment incurring a decrease in the basic insurance amount to an amount below this threshold, we will subtract the new basic insurance amount from the threshold amount. We will then multiply the surrender charge (see Schedule Of Maximum Surrender Charges for that segment) by the lesser of this difference and the amount of the decrease and divide by the threshold amount and deduct the result from the contract fund.

We may decline the change if we determine it would cause the contract to fail to qualify as life insurance under the applicable tax law.   A change will take effect only if we approve your request for it at our Home  Office  and  will  take  effect  on  the  date  we  approve  it.   If we  approve  the  change,  we  will recompute the contract's charges and values in the appropriate tables.  A change in the basic insurance amount may also affect the amount of any extra benefits this contract might have.  We will send you new contract data pages showing the amount and effective date of the change and the recomputed charges and values.  If the Insured is not living on the effective date, the change will not take effect.  We may deduct the administrative charge (shown under Adjustments to the Contract Fund) for the change.

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COST OF INSURANCE

On each  monthly  date,  we  will deduct  a charge  for the cost  of insurance  from  the contract  fund.  To determine the maximum charge for the cost of insurance, we use the following method:

We determine  the maximum  cost of insurance rate for each currently effective basic insurance segment amount shown in the Segment Table in the data pages using the maximum monthly rate shown under the Table of Maximum  Monthly  Insurance  Rates for the appropriate  rating class. If there is only one basic insurance segment amount currently in effect, we multiply the rate by the net amount at risk (the death benefit minus the contract fund) divided by $1000 to compute the maximum charge for the cost of insurance.

If there are two or more basic insurance segments currently in effect, we first allocate the total net amount at risk (the death benefit minus the contract fund) to each basic insurance segment based on the proportion of its basic insurance amount to the total of basic insurance amounts for all segments currently in effect. We multiply the rate by the allocated net amount at risk divided by $1000 for each basic insurance segment and add the results to determine the total maximum charge for the cost of insurance.

CHANGING THE TYPE OF DEATH BENEFIT

This contract has a Type A or Type B death benefit (see Death Benefit).  Subject to our approval, you may change the type of death benefit. We will adjust the basic insurance amount so that the death benefit immediately after the change will remain the same as the death benefit immediately before the change. If there is more than one segment (see Segment Table), we will adjust the basic insurance amount of each segment based on the proportion of its basic insurance amount to the total of basic insurance amounts for all segments in effect just before the adjustment.

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Type A to B	If you are changing from a Type A to a Type B death benefit, we will reduce the basic insurance amount by the contract fund on the date the change takes effect.

Type B to A	If you are changing from a Type B to a Type A death benefit, we will increase the basic insurance amount by the contract fund on the date the change takes effect.

We  may  deduct  from  the  contract  fund  the  administrative  charge  shown  for  changes  in  the  basic insurance amount under Adjustments  to the Contract Fund. If the change in the type of death benefit results in a reduction in the basic insurance amount, the basic insurance amount after the decrease must be at least equal to the minimum basic insurance amount, which we show under Contract Limitations in the contract data pages. We may deduct from the contract fund a surrender charge for a reduction in the basic insurance amount as described in the Change in Basic Insurance Amount provision.

A change in the type of death benefit will take effect only if we approve your request at our Home Office. If we approve the change, we will recompute the contract's charges, values and limitations shown in the contract data pages.  The change will take effect on the monthly date that coincides with or next follows the date we approve your request.  We will send you new contract data pages showing the amount and effective  date  of  the  change  in  basic  insurance  amount  and  the  recomputed  charges,  values  and limitations.

Your request for a change must be in a form that meets our needs.  We may require you to send us this contract before we make the change.

BENEFICIARY

You may designate or change a beneficiary by sending us a request in a form that meets our needs.  We may ask you to send us the contract to be endorsed. If we receive your request, and the contract if we ask for it, we will file and record the change and it will take effect as of the date you signed the request. But if we make any payment(s) before we receive the request, we will not have to make the payment(s) again. Any beneficiary's interest is subject to the rights of any assignee we know of.

When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated. To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and so on.  When we use numbered classes, these statements apply to beneficiaries unless the form states otherwise:

1. One who survives the Insured will have the right to be paid only if no one in a prior class survives the

Insured.

2. One who has the right to be paid will be the only one paid if no one else in the same class survives the Insured.

3. Two or more in the same class who have the right to be paid will be paid in equal shares.

4. If none survives the Insured, we will pay in one sum to the Insured's estate.

Before we make a payment, we have the right to decide what proof we need of the identity, age, or other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

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PREMIUM PAYMENT

Payment of Premiums
The minimum initial premium shown in the contract data pages is due on or before the contract date.  There is no insurance under this contract until that premium is paid.  We may require an additional premium if adjustments  to premium  payments  plus any contract  fund charges  due on or before  the payment  date exceeds the minimum initial premium.

Subject to the limitations below, additional premiums may be paid at any time during the Insured's lifetime up to attained age 121 as long as the contract is not in default beyond the grace period.  Premiums may be paid at one of our offices or to one of our authorized representatives.   We will give a signed receipt upon request.   The minimum premium we will accept is shown on a contract data page.   We have the right to refuse to accept a premium payment that would in our opinion cause this contract to fail to qualify as life insurance under applicable tax law.  We also have the right to refuse to accept any payment that increases the death benefit by more than it increases the contract fund.

Invested Premium                The invested premium amount is the portion of each premium you pay that we add to the contract fund. It
   Amount                                    is equal to the premium paid minus the adjustments to premium payments shown on a contract data page.

Crediting the Initial            If we  receive  the  first  premium  payment  on  or  before  the  contract  date,  we  will  credit  the  invested
   Premium Payment               premium amount to the contract fund on the contract date.

If we receive the first premium payment after the contract date, we will credit the premium amount to the contract fund on the payment date.

Allocations                      We  will  allocate  100%  of  any  invested  premium  into  the  Money  Market  Investment  Option  until  the tenth day after you receive this contract.  At the end of that day (unless you ask us otherwise)  we will re-allocate  the amount in the Money Market Investment  Option in accordance  with the Initial Allocation of Invested Premium Amounts shown in the contract data pages.

You may allocate all or a part of your invested premium amount to one or more of the investment options listed in the contract data pages.  You may choose to allocate nothing to a particular investment option. You may not choose a fractional percentage.

The initial allocation of invested premium amounts is shown on a contract data page.  You may change the allocation for future invested premium amounts at any time if the contract is not in default.  To change your allocation, simply notify us in a form that meets our needs.   The change will take effect on the date we receive your notice; we will send you a confirmation of the transaction.

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CONTRACT FUND

When you make your first premium payment, the invested premium amount, less any charges due on or before that day, becomes your contract fund.   Amounts are added to and subtracted from the contract fund as shown under Adjustments to the Contract Fund in the contract data pages.  The contract fund is used to pay charges under this contract and will determine, in part, whether this contract will remain in force or go into default.  The contract fund is also used to determine your loan and surrender values, the amount you may withdraw, and the death benefit.

Cash Value
The cash value at any time is the contract  fund less any surrender  charge.  We show the maximum surrender charge for each segment (see Segment Table) in the Schedule of Maximum Surrender Charges for that segment. If there are two or more segments, we will add their surrender charges and deduct the total from the contract fund.

Net Cash Value                    The net cash value at any time is the cash value less any contract debt.

If the contract is in default, the net cash value is zero.

Net Amount at Risk          The net amount at risk is used to determine the cost of insurance as described under Adjustments to the

Contract Fund.  It is equal to the death benefit (see Death Benefit) minus the contract fund.

DEFAULT

Excess Contract Debt        If contract debt ever grows to be equal to or more than the cash value, the contract will have excess

Default                                contract debt and will be in default.

Cash Value Default
On each monthly date, we will determine the cash value.  If the cash value is greater than zero and the contract has no excess contract debt, the contract will remain in force until the next monthly date.  If the cash value  is zero or less,  the contract  is in default  unless  it remains  in force under  the No-Lapse Guarantee.

Notice of Default
If the contract  is in default, we will mail you a notice stating the amount we will need to keep the contract in force.  That amount will equal a premium which we estimate will keep the contract in force for three months from the date of default.   We grant a 61-day grace period from the date we mail the notice to pay this amount.  The contract will remain in force during this period.  If that amount is not paid to us by the end of the 61-day grace period, the contract will end and have no value.

PERSISTENCY CREDIT

On each monthly date after this contract has been in force at least 5 years and is not in default, we may add a persistency credit to the contract fund. The persistency credit will be calculated based on the unborrowed portion of the contract fund.  The persistency credit is a result of a reduction in the margin for profit and expenses. The persistency credit is not guaranteed.  We reserve the right to discontinue the persistency credit at any time.

Allocation of                                We will allocate any persistency  credit to the investment  options using your investment  allocation for

Persistency Credit                                future premium payments on file as of the applicable monthly date.

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NO-LAPSE GUARANTEE

On   each   monthly   date   during   the   No-Lapse   Guarantee   period   shown   under   the  Table   of  No- Lapse Guarantee Values, and while the contract is in force, we will:

1. Accumulate premium payments at 4% annual interest; and

2. Accumulate any withdrawal amounts at 4% annual interest.

We then subtract amount 2 from amount 1 and compare the result to the values shown in or derived from the Table of No-Lapse Guarantee Values for such monthly date.  If the result is equal to or greater than the appropriate  value  and  the  contract  has  no  excess  contract  debt,  the  contract  will  remain  in  force until the next monthly date.  If the result is less than the appropriate value and any of the events described under Default have occurred, the contract is in default as described under Default.

The   Table   of   No-Lapse   Guarantee   Values   shows   such   values   on   contract   anniversaries.   On   a date   that   falls   between   two   anniversaries,   the   value   will   fall   between   the   values   for   those anniversaries considering the time that has passed since the last anniversary.

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REINSTATEMENT

If this contract  ends  without  value,  as described  under  Default,  you may reinstate  it. The following conditions must be satisfied:

1. The contract must not have been in default for more than 5 years.

2. You must prove to us that the Insured is insurable for the contract.

3. You must pay us a charge equal to: (a) an amount, if any, required to bring the cash value to zero on the date the contract went into default, plus (b) the deductions from the contract fund during the grace period following the date of default, plus (c) a premium that we estimate will be sufficient after administrative charges to cover the deductions from the contract fund for three monthly dates starting on the date of reinstatement.

4. Any  existing  contract  debt  on  the  date  of  default  will  be  cancelled  and  will  not  be  reinstated. The date of reinstatement will be the date we approve your request.  We will deduct all required charges from your payment and put the balance in your contract fund. If we approve the reinstatement, we will credit the contract fund with a refund of that part of any surrender charge deducted at the time of default which would have been charged if the contract were surrendered immediately after reinstatement.

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SEPARATE ACCOUNT

Separate Account
The  words  "separate  account",  when  we  use  them  in  this  contract  without  qualification,  mean  any separate  account  we  establish  to support  variable  life  insurance  contracts  like  this  one.   We  list  the separate  account(s)  available  to you in the contract  data pages.   We may establish  additional  separate accounts.  We will notify you within one year if we do so.

Variable Investment             A separate  account  may offer one or more variable  investment  options.   We list them in the contract Options data pages.   We may establish  additional  variable  investment  options.   We will notify you
                                                  within  one year if we do so.  We may also eliminate existing variable investment options, but only with the consent of the SEC and, where required,  of the insurance  regulator  of our state of domicile  and/or where this contract is delivered.

Income and realized and unrealized gains and losses from assets in each variable investment  option are credited to, or charged against, that variable investment option.   This is without regard to income, gains, or losses in other variable investment options.

Separate Account                   We may invest the assets of different separate accounts in different ways.   But we will do so only with
Investments	the consent of the SEC and, where required, of the insurance regulator of our state of domicile and/or where this contract is delivered.

The assets of the separate account shall be available to cover the liabilities of the general account only to the extent that the assets exceed  the liabilities  of the separate  account  arising under the variable  life insurance policies supported by the separate account.

We will determine the value of the assets in each separate account registered with the SEC under the Investment  Company  Act of 1940 and any variable investment  option on each day the New York Stock Exchange is open for business.

FIXED INVESTMENTS

We  list  any  fixed  investment  option  available  to  you  in the  contract  data  pages.    We  may  establish additional fixed investment options.  We will notify you within one year if we do so.  You may allocate all or part of your invested premium amount to an available fixed investment option.  As stated under Adjustments to the Contract Fund, we credit fixed investment options with guaranteed interest and we may credit them with excess interest.

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TRANSFERS

You have the right to transfer amounts into or out of variable investment options and into any fixed investment  option  up to twelve  times  in each contract  year without  charge  if the contract  is not in default. Additional transfers may be made during each contract year, but only with our consent. We may charge for additional transfers as we state under Adjustments to the Contract Fund. Transfers out of any fixed investment option may be made only with our consent.

We may restrict the number, timing and amount of transfers in accordance with our rules if your transfer activity is determined by us to be disruptive to the variable investment option or to the disadvantage of other contract owners. We may prohibit transfer requests made by an individual acting under a power of attorney on behalf of more than one contract owner.

To make a transfer, you must ask us in a form that meets our needs. Unless otherwise restricted, the transfer will take effect on the date we receive your notice at our Home Office.

SURRENDER

You may surrender this contract for its net cash value (see Contract Fund).  To do so, you must ask us in a form that meets our needs.  We may require you to send us the contract.

We will usually pay any net cash value within seven days after we receive your request and the contract at our Home Office.  But we have the right to postpone paying you the part of the net cash value that is to  come  from  any  variable  investment  option  provided  by  a separate  account  registered  under  the Investment Company Act of 1940 if:  (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted  or declares  an emergency.   We have the right to postpone  paying you the remainder for up to six months.  If we do so for more than thirty days, we will pay interest at the rate of
3% a year.

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WITHDRAWALS

You may make withdrawals from the contract subject to all these conditions and the paragraph that follows:

1. You must ask for the withdrawal in a form that meets our needs.

2. The net cash value  after withdrawal  may not be less than or equal  to zero after  deducting  (a) any charges  associated  with  the  withdrawal  and  (b)  an  amount  that  we  estimate  will  be  sufficient  to cover the contract fund deductions for two monthly dates following the date of withdrawal.

3. You may not withdraw less than the minimum amount shown under Contract Limitations.

4. The basic insurance amount after withdrawals must be at least equal to the minimum basic insurance amount shown under Contract Limitations.

Any amount withdrawn may not be repaid except as a premium subject to charges.

Effect on Contract              We will reduce your contract fund on the date we approve your request by the withdrawal amount and any
Fund	charges listed under Adjustments to the Contract Fund. Unless you request otherwise and we agree, we will take any withdrawal proportionately from all investment options that apply to the contract.

We may charge an administrative fee as stated under Adjustments to the Contract Fund.

Effect on Basic                      If you have a Type B death benefit, withdrawals will not affect the basic insurance amount.
   Insurance Amount

If you have a Type A death benefit and the withdrawal would cause the net amount at risk (see Contract Fund) to increase, we will reduce the basic insurance amount and, consequently, your death benefit to offset this increase.  The reduction in the basic insurance amount will never be more than the withdrawal amount. If we reduce the basic insurance amount, we will recompute the contract's charges, values and limitations. We will send you new contract data pages showing these changes. We may also deduct a surrender charge from the contract fund as described in the Change in Basic Insurance Amount provision.

We will usually  pay any withdrawal  amount  within  seven  days after  we receive  your request  and the contract at our Home Office.  But we have the right to postpone paying you the part of the net cash value that is to come from any variable investment option provided by a separate account registered under the Investment Company Act of 1940 if:  (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.   We have the right to postpone paying you the remainder for up to six months.  If we do so for more than thirty days, we will pay interest at the rate of 3% a year.

(VUL-2013)

LOANS

Subject to the requirements of this provision, you may at any time borrow any amount up to the current loan value less any existing contract debt.

Loan Value	If the contract is not in default, the loan value at any time is equal to the sum of (a) 99% of the cash value attributable to the variable investment options, and (b) the balance of the cash value.

If the contract is in default, it has no loan value.

Contract Debt	Contract debt at any time means the loan on the contract at that time, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

Loan Requirements
For us to approve a loan, the following requirements must be met:  you must assign this contract to us as sole security for the loan; the Insured must be living; and the resulting contract debt must not be more than the loan value.

If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

Interest Charge
We will charge interest daily on any loan.  Interest is due on each contract anniversary, or when the loan is paid back, whichever comes first.  If interest is not paid when due, it becomes part of the loan.  Then we start to charge interest on it, too.  Except as stated below, we charge interest at an effective annual rate shown under Loan Interest Rate in the contract data pages.

Preferred Loans
On and after the 10th policy anniversary, all new and existing loans will be considered to be Preferred Loans.  Preferred  Loans  are charged  interest  at an effective  annual rate shown under Preferred  Loan Interest Rate in the contract data pages.

Effect on Contract             When you take a loan, the amount of the loan continues to be a part of the contract fund and is credited
    Fund                                    with interest as described in the contract data pages.

We will reduce the portion of the contract fund allocated to the investment options by the amount you borrow, and by loan interest that becomes part of the loan if it is not paid when due.

(VUL-2013)

We will take any loan proportionately  from all investment  options that apply to the contract unless you ask us otherwise.

On each monthly date, if there is a contract loan outstanding at any time during the previous month, we will increase the portion of the contract fund in the investment options by interest credits accrued on the loan since the last monthly date. When you repay all or part of a loan, we will increase the portion of the contract fund in the investment  options by the amount of that repayment.  To do this, we will use your investment  allocation  for future  premium  payments  on file as of the loan payment  date.  We will also decrease the portion of the contract fund on which we credit the guaranteed interest rate as described in the contract data pages by the amount of loan you repay.

We will not increase the portion of the contract fund allocated to the investment options by loan interest that is paid before we make it part of the loan.  We reserve the right to change the manner in which we allocate loan repayments.  If we make such a change, we will do so for all contracts like this one.  We will send you notice of any change.

GENERAL PROVISIONS

Annual Report
Once each contract year we will send you a report.  It will show:  the current death benefit; the amount of the contract fund in each investment option; the net cash value; any contract debt and the interest rate we are charging; premiums paid, investment results, charges deducted, and withdrawals taken since the last report.  The report may also show any other data that may be required where this contract is delivered.

Payment of Death                  If we settle this contract in one sum as a death claim we will usually pay the proceeds within seven days Claim after we receive at our Home Office proof of the Insured's death and any other
                                                  information we need to pay the claim.   But we have the right to postpone  paying the part of the proceeds  that is to come from a variable  investment  option if:   (1) the New York Stock Exchange  is
                                                 closed; or (2) the SEC requires that trading be restricted or declares an emergency.  We have the right to postpone paying the remainder for up to six months.

Currency	Any money we pay, or that is paid to us, must be in United States currency. Any amount we owe will be payable at our Corporate Office.

Misstatement of                      If the Insured's stated age or sex or both are not correct, we will change each benefit and any amount to be
Age or Sex paid to what the most recent deductions from the contract fund would have provided at the Insured's correct age and sex.

Assignment                             We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Home Office.

We are not obliged to see that an assignment is valid or sufficient.   This contract may not be assigned to any employee benefit plan or program without our consent.  This contract may not be assigned if such assignment  would violate any federal,  state, or local law or regulation  prohibiting  sex distinct rates for insurance.

Change in Plan	You may be able to have this contract changed to another plan of life insurance. Any change may be made only if we consent, and will be subject to conditions and charges that are then determined.

VUL-2013

Factors Subject To            Charges deducted from premium payments and the contract fund may change from time to time, subject
Change               to the maximums shown in the contract data pages.  In deciding whether to change any of these charges, we will periodically consider factors such as mortality, persistency, expenses, taxes and interest
                                               and/or investment experience to see if a change in our assumptions is needed.   Changes in factors will be by class.  All changes  will be determined  only  prospectively;  that is, we will not recoup  prior  losses  or distribute prior gains by means of these changes.

Non-Participating               This contract will not share in our profits or surplus earnings.  We will pay no dividends on it.

Applicable Tax Law
This contract has been designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended.  We reserve the right, however, to decline any change we determine would cause this contract to fail to qualify as life insurance under the applicable tax law.  This includes changing the basic insurance amount, withdrawals, and changing the type of death benefit.  We also have the right to change this contract, to require additional premium payments, or to make distributions from this contract to the extent necessary to continue to qualify this contract as life insurance.   Finally, we reserve the right to take whatever action is necessary to prevent the contract from becoming a modified endowment contract under Section 7702A of the Internal Revenue Code unless you have otherwise indicated to us in writing that you want a modified endowment contract.

Age 121
We  discontinue  the monthly  charges  from  the contract  fund  on the first  contract  anniversary  on or following the Insured's 121st birthday. You may continue the contract after that anniversary and it will then continue to operate as described in its provisions (including the Death Benefit and Contract Fund provisions), although you may not make any premium payments and no monthly charges will be deducted from the Contract Fund.

BASIS OF COMPUTATION

Mortality Basis and             We compute maximum monthly insurance rates using:
Interest Rate

1. the Commissioners 2001 Standard Ordinary Smoker and Nonsmoker Mortality Tables without select factors;

2. the issue age, sex, smoker and non-smoker status, and rating class of the Insured and the length of time since the contract date;

3.  age last birthday; and

4.  an effective interest rate of 1% a year.

Minimum Legal Values    The cash surrender  values provided  by this contract are at least as large as those set by law where it is delivered.   Where required,  we have given the insurance  regulator  a detailed statement  of how we compute values and benefits.

(VUL-2013)

SETTLEMENT OPTIONS

Options Described
You may choose to have the proceeds (that is, any death benefit or any amount payable upon surrender of the contract) paid in a single sum or under one of the optional modes of settlement described below.

If the person who is to receive the proceeds of this contract wishes to take advantage  of one of these optional modes, we will furnish, on request, details of the options we describe below or any others we may have available at the time the proceeds become payable.

Option 1 (Instalments            We will make equal payments for up to 25 years.  The Option 1 Table shows the minimum amounts we will
For a Fixed Period)                  pay.

Option 2 (Life Income)
We will make equal monthly payments for as long as the person on whose life the settlement is based lives, with payments certain for 120 months.  The Option 2 Table shows the minimum amounts we will pay.  But, we must have proof of the date of birth of the person on whose life the settlement is based.

Option 3 (Interest               We will hold an amount at interest.  We will pay the interest annually, semi-annually, quarterly, or monthly.
Payment)

Option 4 (Instalments          We will make  equal  annual,  semi-annual,  quarterly,  or monthly  payments  for as long as the available
of a Fixed Amount)                 proceeds provide.

Option 5 (Non-                     We will make payments like those of any annuity we then regularly issue that: (1) is based on United States
Participating Income)    currency; (2) is bought by a single sum; (3) does not provide for dividends; and (4) does not normally provide for deferral of the first payment.  Each payment will be at least equal to what we would pay under that kind of annuity with its first payment due on its contract date.  If a life income is chosen, we must have proof of the date of birth of any person on whose life the option is based.  Option 5 cannot be chosen more than 30 days before the due date of the first payment.

Interest Rate                         Payments  under  Options  1, 3 and 4 will be calculated  assuming  an effective  interest  rate of at least
1.5% a year. We may include more interest.

(VUL-2013)

SETTLEMENT OPTIONS TABLES

OPTION 1 TABLE

MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST PAYABLE IMMEDIATELY
Number of Years	Monthly Payment
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25	$83.90 42.26 28.39 21.45 17.28 14.51 12.53 11.04 9.89 8.96 8.21 7.58 7.05 6.59 6.20 5.85 5.55 5.27 5.03 4.81 4.62 4.44 4.28 4.13 3.99
Multiply the monthly amount By 2.996 for quarterly, 5.981 for semi-annual or 11.919 for annual.

  OPTION 2 TABLE

MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST PAYABLE IMMEDIATELY
AGE LAST BIRTHDAY	Male Female	AGE LAST BIRTHDAY	Male Female
5 and under 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47

$2.72

2.73
2.74
2.75
2.76
2.77
2.78
2.79
2.80
2.82
2.83
2.84
2.85
2.87
2.88
2.89
2.91
2.93
2.94
2.96
2.98
3.00
3.01
3.03
3.06
3.08
3.10
3.13
3.15
3.18
3.21
3.23
3.27
3.30
3.33
3.37
3.40
3.44
3.48
3.53
3.57
3.62
3.67

$2.68

2.69
2.69
2.70
2.71
2.72
2.73
2.74
2.75
2.76
2.77
2.78
2.79
2.80
2.81
2.83
2.84
2.85
2.87
2.88
2.90
2.91
2.93
2.94
2.96
2.98
3.00
3.02
3.04
3.07
3.09
3.11
3.14
3.16
3.19
3.22
3.25
3.29
3.32
3.35
3.39
3.43
3.47
48 49 50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75 76 77 78 79 80 81 82 83 84 85 86 87 88 89 90 and over

$3.72
3.77
3.83
3.88
3.95
4.01
4.08
4.15
4.22
4.30
4.38
4.47
4.56
4.66
4.76
4.87
4.98
5.10
5.23
5.36
5.49
5.64
5.78
5.94
6.10
6.26
6.43
6.60
6.78
6.95
7.13
7.31
7.49
7.67
7.85
8.02
8.18
8.33
8.48
8.62
8.75
8.87
8.98

   $3.51
3.56
3.61
3.66
3.71
3.76
3.82
3.88
3.94
4.01
4.08
4.16
4.24
4.32
4.41
4.50
4.60
4.71
4.82
4.94
5.06
5.19
5.33
5.48
5.63
5.79
5.96
6.14
6.33
6.52
6.71
6.92
7.12
7.33
7.53
7.73
7.93
8.12
8.29
8.46
8.61
8.75
8.88

(VUL-2013)

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(VUL-2013)

Flexible  Premium Variable  Universal Life Insurance Policy    Insurance payable only upon death.  Cash values reflect premium payments, investment results, any interest  credited  to the fixed  investment options, any persistency  credit added, and charges . Non-participating.

VUL 2013